Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2012, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of GreenHaven Continuous Commodity Index Fund and the GreenHaven Continuous Commodity Index Master Fund (collectively the “Funds”) on Form 10-K for the year ended December 31, 2011.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of the Funds on Form S-3 (File No. 333-170917, effective January 14, 2011).

/s/ GRANT THORNTON LLP

Atlanta, Georgia
February 28, 2012